Exhibit 99.1

            PHOENIX COLOR CORP. ANNOUNCES 2004 SECOND QUARTER RESULTS

                                    Three Months Ended June 30,              Six Months Ended June 30,
                                -----------------------------------     -----------------------------------
                                 2004       %        2003       %        2004       %        2003       %
                                -----     -----     -----     -----     -----     -----     -----     -----
Net sales ..................    $33.3     100.0     $34.1     100.0     $65.7     100.0     $67.9     100.0

Cost of sales ..............     27.2      81.7      27.8      81.5      53.6      81.6      54.6      80.4

Gross profit ...............      6.1      18.3       6.3      18.5      12.1      18.4      13.3      19.6

Operating expenses .........      4.7      14.1       5.0      14.7       9.5      14.5      10.0      14.7

Income from operations .....      1.4       4.2       1.3       3.8       2.6       3.9       3.3       4.9

Interest ...................      4.2      12.6       3.1       9.1       6.5       9.9       6.1       9.0

Other expense ..............       --        --        --        --       0.1       0.2        --        --

Loss before income taxes ...     (2.8)     (8.4)     (1.8)     (5.3)     (3.8)     (5.8)     (2.8)     (4.1)

Income tax provision .......       --        --        --        --        --        --        --        --

Net loss ...................     (2.8)     (8.4)     (1.8)     (5.3)     (3.8)     (5.8)     (2.8)     (4.1)

Three Months Ended June 30, 2004 and 2003

      Net sales decreased $0.8 million, or 2.3%, to $33.3 million for the three months ended June 30, 2004, from $34.1 million for the same period in 2003. The decrease occurred primarily as a result of decreased sales volume in the book manufacturing business units, with sales marginally increasing in the book component business unit. The decreased sales volume in the book manufacturing units is a result of weakness in the publishing industry serviced by those units.

      Gross profit decreased $0.2 million, or 3.2%, to $6.1 million for the three months ended June 30, 2004, from $6.3 million for the same period in 2003. This decrease was primarily the result of decreased sales discussed above. The gross profit margin declined 0.2% to 18.3% for the three months ended June 30, 2004, from 18.5% for the same period in 2003, primarily due to increased labor and overhead costs as a percentage of sales offset by decreased material costs as a percentage sales.

      Operating expenses decreased $0.3 million or 6.0% to $4.7 million for the three months ended June 30, 2004, from $5.0 million for the same period in 2003. The decrease in expenses is primarily due to staff reductions at the various business units and reduction of transportation expenses and professional services.

      Interest expense increased $1.1 million to $4.2 million for the three months ended June 30, 2004, from $3.1 million for the same period in 2003. This increase was the result of the non-cash charge resulting from the change of $1.5 million in fair market value of our interest rate swap during the quarter ended June 30, 2004. Excluding the this non-cash charge, our interest expense decreased $0.4 million for the three months ended June 30, 2004 for the same period in 2003. This decrease was due to lower borrowing under our revolving line of credit combined with the difference between the interest paid under our Senior Subordinated Notes and the interest received from the interest rate swap.

      For the three months ended June 30, 2004and 2003, we did not record a tax benefit due to the uncertainty of our realizing our deferred tax asset.

      Net loss increased $1.0 million or 55.6% to $2.8 million for the three months ended June 30, 2004, from $1.8 million for the same period in 2003. The change in net loss was due primarily to the change in valuation of the interest rate swap and to the other factors described above.

Six Months Ended June 30, 2004 and 2003

      Net sales decreased $2.2 million, or 3.2%, to $65.7 million for the six months ended June 30, 2004, from $67.9 million for the same period in 2003. The decrease occurred in all business units. Sales declined as a result of softness in the book publishing industry combined with severe pricing pressures due to over capacity of book and book component manufacturing.

      Gross profit decreased $1.2 million, or 9.0%, to $12.1 million for the six months ended June 30, 2004, from $13.3 million for the same period in 2003. The decrease was primarily the result of increases in overhead costs associated with the depreciation and employee health care costs. The gross profit margin declined 1.2% to 18.4% for the six months ended June 30, 2004, from 19.6% for the same period in 2003, primarily due to increased labor and overhead costs as a percentage of sales offset by decreased material costs as a percentage sales.

      Operating expenses decreased $0.5 million or 5.0% to $9.5 million for the six months ended June 30, 2004, from $10.0 million for the same period in 2003. The decrease was primarily the result of staff reductions at the various business units combined with reductions in professional fees and selling expenses.

      Interest expense increased $0.4 million to $6.5 million for the six months ended June 30, 2004, from $6.1 million for the same period in 2003. This increase was the result of the non-cash charge resulting from the change of $0.9 million in fair market value of our interest rate swap during the quarter ended June 30, 2004. Excluding this non-cash charge, our interest decreased $0.5 million for the six months ended June 30, 2004 for the same period in 2003. This decrease was due to lower borrowing under our revolving line of credit combined with the difference between the interest paid under our Senior Subordinated Notes and the interest received from the interest rate swap.

      For the six months ended June 30, 2004and 2003, we did not record a tax benefit due to the uncertainty of our realizing our deferred tax asset.

      Net loss increased $1.0 million or 35.7% to $3.8 million for the six months ended June 30, 2004, from $2.8 million for the same period in 2003. The change in net loss was due to the factors described above.

Date of conference call:            August 17, 2004
Time of conference call:            3:00 PM EDT
Conference call telephone number:   888-381-5773
Pass code:                          LaSorsa
Leader's name:                      Louis LaSorsa

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